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Exhibit D-9

                                   BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION



APPLICATION OF ATLANTIC CITY        *
ELECTRIC COMPANY, DELMARVA
POWER AND LIGHT COMPANY,            *                     Docket No. ___________
AND CONECTIV DELMARVA
GENERATION, INC. FOR CERTIFICATES   *
OF PUBLIC CONVENIENCE EVIDENCING
APPROVAL UNDER CHAPTER 11 OF        *
THE PUBLIC UTILITY CODE FOR
TRANSFERS OF INTERESTS IN THE       *
KEYSTONE GENERATING STATION,
THE CONEMAUGH GENERATING STATION    *
AND RELATED ASSETS



TO PENNSYLVANIA PUBLIC UTILITY COMMISSION:


I.       INTRODUCTION

         1. Atlantic City Electric Company ("ACE"), Delmarva Power & Light Company ("Delmarva"), and Conectiv Delmarva Generation, Inc. ("CDG") (collectively, the "Applicants") hereby request that the Pennsylvania Public Utility Commission ("PUC" or the "Commission"): (1) issue Certificates of Public Convenience evidencing approval under Chapter 11 of the Public Utility Code (66 Pa.C.S. Section 1101 et seq.) in connection with the transfers (a) by ACE of its respective interests in the Keystone Generating Station and the Conemaugh Generating Station to NRG Energy, Inc. ("NRG") (or an NRG subsidiary) and (b) by Delmarva of its respective interests in the Keystone Generating Station and the Conemaugh Generating Station to CDG, an unregulated, direct subsidiary of Delmarva, and then to NRG (or an NRG subsidiary), or directly
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to NRG (or an NRG subsidiary) and (2) make findings pursuant to Section 2811(e)
of the Public Utility Code (66 Pa.C.S. Section 2811(e)) as a prerequisite for such approval.

         2.       The names and addresses of the Applicants are as follows:

                  Atlantic City Electric Company
                  c/o Conectiv
                  800 King Street
                  P.O. Box 231
                  Wilmington, DE 19899

                  Delmarva Power & Light Company
                  c/o Conectiv
                  800 King Street
                  P.O. Box 231
                  Wilmington, DE 19899

                  Conectiv Delmarva Generation, Inc.
                  c/o Conectiv
                  800 King Street
                  P.O. Box 231
                  Wilmington, DE 19899

         3. The names and address of the attorneys for the Applicants are as follows:

                  Robert C. Gerlach, Esquire
                  Rebecca J. Kamp, Esquire
                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA  19103-7599


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II.      DESCRIPTION OF THE COMPANIES INVOLVED IN THE PROPOSED TRANSACTIONS

         4. ACE is a corporation organized and existing under the laws of the State of New Jersey and is a wholly owned subsidiary of Conectiv ("Conectiv")(1). ACE furnishes electric generation, transmission and distribution services in the southern one-third of New Jersey under and subject to the jurisdiction of the New Jersey Board of Public Utilities ("BPU"). ACE is qualified to do business in the Commonwealth of Pennsylvania where it owns: (1) a 7.51% interest in Peach Bottom nuclear generating station,(2) located in Drumore Township, York County, and Fulton Township, Lancaster County ("Peach Bottom"); (2) a 2.47% interest in the Keystone Generating Station, related facilities and related interests, located in Armstrong and Indiana Counties ("Keystone"); (3) a 3.83% interest in the Conemaugh Generating Station, related facilities and related interests, located in Indiana County ("Conemaugh"); and
(4) an 8% interest in the Conemaugh-Conastone EHV Transmission Line, located in Adams, Bedford, Blair, Cambria, Cumberland, Franklin, Huntington, Indiana, Westmoreland and York Counties (the "Conemaugh-Conastone Line"). ACE also has an ownership interest in buildings located in Pennsylvania and used by the PJM Interconnection, L.L.C. ("PJM"), which are not jurisdictional


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(1)      Conectiv is a corporation organized and existing under the laws of
         Delaware. Pursuant to its Order and Certificate of Public Convenience issued October 2, 1997 at Docket No. A-00091675F.0002, the Commission approved a series of transactions whereby ACE and Delmarva became wholly owned subsidiaries of Conectiv. Conectiv is not an operating utility under either federal or state law. Conectiv is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (15 U.S.C. Section 79).

(2) ACE has filed a Section 1102(a)(3) application with the Commission at Docket No. A-96379F200 requesting approval of the




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facilities. The transactions that are the subject of this Application do not include ACE's interests in Peach Bottom, the Conemaugh-Conastone Line or the buildings located in Pennsylvania and used by the PJM.

                  ACE holds Certificates of Public Convenience issued by the Commission on November 25, 1964, July 25, 1966, April 24, 1968 and June 21, 1971 at Application Docket No. 91674, 93233, 94225 and 96379, respectively, for the purpose of exercising the rights of a foreign public utility in Pennsylvania.

                  ACE has no retail utility customers in Pennsylvania, receives no gross operating revenue for services rendered pursuant to a tariff filed with the Commission for intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth.




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         transfer of its interest in Peach Bottom. Approval is still pending.



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         5.       Delmarva is a corporation organized and existing under the laws of the State of Delaware and the Commonwealth of Virginia and is a wholly owned subsidiary of Conectiv. Delmarva furnishes electric generation, transmission and distribution service in Delaware, the Eastern Shore of Maryland and the Eastern Shore of Virginia and also furnishes gas service in northern Delaware, under and subject to the jurisdiction of the Delaware Public Service Commission, the Maryland Public Service Commission and the Virginia State Corporation Commission. Delmarva is qualified to do business in the Commonwealth of Pennsylvania where it owns: (1) a 7.51% interest in Peach Bottom(3); (2) a 3.70% interest in Keystone; (3) a 3.72% interest in Conemaugh; and (4) a 9% interest in the Conemaugh-Conastone Line. Delmarva also has an ownership interest in buildings located in Pennsylvania and used by PJM, which are not jurisdictional facilities. The transactions that are the subject of this Application do not include Delmarva's interests in Peach Bottom, the Conemaugh-Conastone Line or the buildings located in Pennsylvania and used by the PJM.

                  Delmarva holds Certificates of Public Convenience issued by the Commission on November 25, 1964, July 25, 1966, April 24, 1968 and June 21, 1971 at Application Docket Nos. 91675, 93235, 94227 and 96380, respectively, for the purpose of exercising the rights of a foreign public utility in Pennsylvania.

                  Delmarva has no retail utility customers in Pennsylvania, receives no gross operating revenue for service rendered pursuant to a tariff filed with the Commission for


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(3)      Delmarva has filed a Section 1102(a)(3) application with the Commission at Docket No. A-96380F200 requesting approval of the transfer of its interest in Peach Bottom. Approval is still pending.


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intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth.

         6. CDG is a corporation organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of Delmarva. CDG has no retail utility customers in Pennsylvania, receives no gross operating revenue for service rendered pursuant to a tariff filed with the Commission for intrastate service within Pennsylvania and operates no public utility facilities within the Commonwealth. CDG is not subject to the jurisdiction of the Commission.

III.     THE FACILITIES INVOLVED IN THE PROPOSED TRANSACTION

         7. Keystone consists of two coal generation units with a total capacity of 1,700 MW and four diesel units with a total capacity of 11 MW and related facilities. Conemaugh consists of two coal generation units with a total capacity of 1,700 MW and four diesel units with a total capacity of 11 MW and related facilities.

         8. As previously indicated, ACE has a 2.47% ownership share in Keystone and a 3.83% ownership in Conemaugh and Delmarva has a 3.70% interest in Keystone and a 3.72% interest in Conemaugh.



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IV.      SUMMARY OF THE TRANSACTIONS FOR WHICH APPROVALS ARE REQUESTED

         A.       SALE BY ACE TO NRG

         9. As a result of an auction process, ACE reached agreement with NRG for the purchase of all ACE's interests in and to the real and personal property comprising Keystone and Conemaugh and ACE's interests in certain operating agreements and related assets (the "ACE Assets"). NRG is a corporation organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of Northern States Power Company.(4) NRG is principally engaged in the acquisition, development and operation of interests in independent power production and cogeneration facilities, thermal energy production and transmission facilities and resource recovery facilities. NRG is not subject to jurisdiction of the Commission.(5) Either NRG, or a subsidiary of NRG to be designated by NRG before closing, is the proposed transferee.

         10. On January 18, 2000, a Purchase Agreement was executed between ACE and NRG (the "ACE Agreement") wherein ACE agreed to sell and NRG (or a designated subsidiary) has agreed to purchase the ACE Assets for a purchase price of approximately $96.1 million. A copy of the ACE Agreement is provided as Exhibit A to this Application.


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(4)      Northern States Power Company is a corporation organized and existing under the laws of Minnesota. Northern States Power is a public utility and an exempt public utility holding company under Section 3(a)(2) of the Public Utility Holding Company Act of 1935, as amended (15 U.S.C.
         Section 79).

(5) A wholly owned subsidiary of NRG is subject to the jurisdiction of the Commission due to its ownership of Pittsburgh Thermal Limited Partnership. Another wholly owned subsidiary of NRG has signed an agreement to purchase the Harrisburg District Steam System and will become subject to the jurisdiction of the Commission upon the closing of that transaction.


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         11.      Upon the terms and conditions set forth in the ACE Agreement,
NRG has agreed to assume essentially all pre-closing, on-site environmental liabilities associated with the ACE Assets. NRG will also assume all post-closing on-site and off-site environmental liabilities. Closing on the sale of the ACE Assets to NRG is planned for September 1, 2000.

         B.       SALE BY DELMARVA TO NRG

         12. On January 18, 2000, Delmarva and NRG entered into an agreement (the "Delmarva Agreement") wherein Delmarva has agreed to sell and NRG (or a designated subsidiary) has agreed to purchase all of Delmarva's interests in and to the real and personal property comprising Keystone and Conemaugh and Delmarva's interests in certain operating agreements and related assets (the "Delmarva Assets"). A copy of the Delmarva Agreement is provided as Exhibit B to this Application. The Delmarva Agreement also provides that Delmarva and NRG will cooperate to structure the transaction so as to maximize proceeds. There are two alternative methods pursuant to which the Delmarva Assets may be transferred to NRG. Under the first alternative, the "Sale Alternative," Delmarva will sell the Delmarva Assets directly to NRG for cash consideration of approximately $113.1 million on or about September 1, 2000. Under the second alternative, the "Exchange Alternative," Delmarva will transfer the Delmarva Assets to CDG on or about June 1, 2000. CDG will transfer the Delmarva Assets on or about September 1, 2000 to NRG in exchange for replacement assets designated by NRG at a future date that would qualify for a tax-deferred like-kind-exchange treatment. Delmarva plans to proceed with the second alternative, the Exchange Alternative, if it determines it can receive favorable tax treatment and if it receives necessary regulatory approvals prior to June 1, 2000.



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         13.      Upon the terms and conditions set forth in the Delmarva
Agreement, NRG has agreed to assume essentially all pre-closing, on-site environmental liabilities associated with the Delmarva Assets. NRG will also assume all post-closing on-site and off-site liabilities.

         C.       REGULATORY APPROVALS, OTHER THAN THOSE REQUESTED HEREIN

         14. In addition to the approvals requested herein, the following principal regulatory approvals will be required in connection with the sale of the ACE Assets and Delmarva Assets:

                  a. FEDERAL ENERGY REGULATORY COMMISSION: Approval under
Section 203 of the Federal Power Act for NRG's acquisition of FERC jurisdictional assets. Under the Exchange Alternative, CDG will also need approval under Section 203 of the Federal Power Act for its acquisition of FERC jurisdictional assets.

                  b. U.S. DEPARTMENT OF JUSTICE AND FEDERAL TRADE COMMISSION:
Filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the termination or expiration of applicable waiting periods.

                  c. SECURITIES AND EXCHANGE COMMISSION: Under the Exchange Alternative, the transfer of the Delmarva Assets to CDG will require approval under Section 12 of the Public Utility Holding Company Act, which is required because of Conectiv's status as a registered public utility holding company and the fact that CDG would be a public utility under federal law.

                  d. NEW JERSEY BPU: Approval of the sale and purchase of assets under state law and, because NRG will seek to qualify the ACE Assets and the Delmarva Assets as "eligible facilities" and obtain Exempt Wholesale Generator status ("EWG Status"), specified findings under Section 32(c) of the Public Utility Holding Company Act of 1935, 15 U.S.C. Section 79z-5a(c).


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                  e. DELAWARE PUBLIC SERVICE COMMISSION, MARYLAND PUBLIC SERVICE
COMMISSION ("MPSC") AND VIRGINIA STATE CORPORATION COMMISSION ("VSCC"): Since NRG, or an NRG subsidiary, will seek to qualify the ACE Assets and the Delmarva Asset as "eligible facilities" and obtain EWG Status, specified findings under
Section 32(c) of the Public Utility Holding Company Act of 1935, 15 U.S.C.
Section 79z-5a(c). The VSCC will also review the sale of the Delmarva Assets under the Virginia Utility Restructuring Act and, if the Exchange Alternative is utilized, the transfer of the Delmarva Assets to CDG under the Virginia
Affiliate Act. The MPSC will review the appropriate accounting of transfers between Delmarva and CDG if the Exchange Alternative is utilized.

V.       REQUEST FOR APPROVALS UNDER SECTION 1102

         15. Section 1102(a)(3) requires Commission approval, evidenced by a Certificate of Public Convenience:

                          For any public utility or an affiliated
                          interest of a public utility as defined in
                          Section 2102 ... to acquire from, or
                          transfer to, ... any person or corporation
                          ... by any method or device whatsoever ...
                          any tangible or intangible property used or useful in the public service.

         16. Exhibit C, which accompanies this Application, sets forth a statement of the ACE Assets and the Delmarva Assets to be transferred by ACE to NRG showing: (a) gross plant; (b) accumulated reserve plant; and (c) net plant, as of December 31, 1999.

         17. Exhibit D, which contains certified copies of the Board of Directors' resolutions of ACE authorizing the execution and delivery of the ACE Agreement, will be provided supplementally.



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         18.      Exhibit E, which contains certified copies of the Board of
Directors' resolutions of Delmarva authorizing the execution and delivery of the Delmarva Agreement, will be provided supplementally.

         19. All annual reports, tariffs, certificates and applications filed with the Commission by ACE and Delmarva are incorporated herein by reference.

         20. The transfer of the ACE Assets and Delmarva Assets to NRG will have no effect on the rates or services of Pennsylvania retail electric customers. As previously explained, ACE, Delmarva and NRG do not furnish regulated retail electric service in Pennsylvania.

         21. ACE, Delmarva and CDG request that the Commission issue its approvals, under Section 1102(a)(3), as evidenced by Certificates of Public Convenience, for the sale and transfer by ACE and Delmarva of the ACE Assets and the Delmarva Assets, respectively, to NRG (or subsidiaries of NRG) and that such approvals be valid irrespective of whether or not the Delmarva Assets are transferred directly to NRG or NRG subsidiaries or are first transferred to CDG with a subsequent transfer to NRG or an NRG subsidiaries.

                  In addition, because ACE and Delmarva will own no interest in Keystone or Conemaugh after the transfers to NRG are consummated, ACE requests approval under Section 1102(a)(2) to abandon the Certificates of Public Convenience for ACE issued at Application Docket Nos. 91674 and 93233 authorizing ACE to hold ownership interests in Keystone and Conemaugh, and Delmarva requests approval under Section 1102(a)(2) to abandon the Certificates of Public convenience for Delmarva issued at Application Docket Nos. 91675 and 93235 authorizing Delmarva to hold ownership interests in Keystone and Conemaugh.



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         22.      The proposed transfers of these minority interests are
consistent with public interest. The safe, reliable, reasonable and efficient operation of Keystone and Conemaugh is unaffected by these proposed transfers which do not result in a change in entities who own much larger shares of the facilities. Moreover, the proposed transfers have no effect on the company responsible for operation of Keystone and Conemaugh. NRG and its subsidiaries are fully capable of providing their proportionate share of funds necessary to maintain such safe, reliable, reasonable and efficient operation.

VI.      REQUEST FOR SECTION 2102 APPROVAL OF CONTRACTS WITH AFFILIATED
         INTERESTS

         23. CDG is a wholly owned subsidiary of Delmarva. If Delmarva pursues the Exchange Alternative under the Delmarva Agreement, Delmarva and CDG will enter into an agreement (the "Transfer Agreement") pursuant to which Delmarva will transfer the Delmarva Assets to CDG in anticipation of a tax-deferred like-kind-exchange between CDG and NRG. The form of Transfer Agreement will be provided supplementally as Exhibit F. Delmarva and CDG request that the Commission issue its approval of the Transfer Agreement to the extent such approval is required by Section 2102 (66 Pa. C.S. Section 2102).

         24. An organizational chart, showing Conectiv, Delmarva, CDG and ACE, is attached to this Application as Exhibit G. If Delmarva pursues the Exchange Alternative it will first transfer the Delmarva Assets to CDG, a wholly owned subsidiary of Delmarva.


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VII.     THE PROPOSED TRANSACTION WILL NOT RESULT IN ANTICOMPETITIVE OR
         DISCRIMINATORY CONDUCT

         25.      Section 2811(e)(1) provides, in pertinent part, as follows:

                          In the exercise of authority the commission otherwise may have to approve ... the acquisition or disposition of assets of other public utilities or electricity suppliers, the commission shall consider whether the proposed ... acquisition or disposition is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which will prevent retail electricity customers in this Commonwealth from obtaining the benefits of a properly functioning and workable competitive retail electricity market.

         26. The proposed acquisitions for which approval is sought herein will have no adverse effect on competition or result in any unlawful exercise of market power. Since ACE and Delmarva's interests in Keystone and Conemaugh are small, minority interests, the transfer of these interests to NRG will not create a significant shift in the market place.

                  NRG owns portions of two cogeneration facilities in the Philadelphia, Pennsylvania area(6) and a 50% interest in two land fill gas generation facilities in Philadelphia and Imperial, Pennsylvania,(7) all of which are in PJM. Additionally, NRG has signed agreements with Statoil to purchase Paxston Creek Cogeneration, a 6.3 MW electric generation facility in


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(6)      NRG owns 20% of Cogeneration Corporation of America ("Cogen"). Cogen
         owns Greys Ferry, a 150 MW electric generation facility and Philadelphia Water Department, a 22 MW electric generation facility. NRG's net megawatt ownership interest in Greys Ferry and the Philadelphia Water Department is 15 MW and 4 MW respectively.

(7) NRG owns 50% of SKB, a 1.1 MW facility and 50% of Mazarro, a 0.5 MW facility.



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Harrisburg, Pennsylvania ("Paxston") and Crozer Chester Medical Center, a 3.3 MW
electric generation facility in Philadelphia, Pennsylvania ("Crozer"). NRG's combined interests after the sales described herein would total only 264.15 MW.(8) Therefore, the Commission should make the findings necessary under
Section 2811(e)(2) for approval of the acquisition.

VIII.    NOTICE

         27.      Notice to be provided by the parties is governed by 52 Pa.Code
Section 5.14(b)(7). In accordance with that regulation, the Applicants request that, promptly upon its receipt of this Application, the Commission: (1) cause notice hereof to be published in the Pennsylvania Bulletin; and (2) direct the Applicants as to the additional forms of notice, if any, that are required.

         28. Contemporaneously with the filing of this Application, copies hereof will be served upon the Commission's Office of Trial Staff, the Pennsylvania Office of Consumer Advocate and the Pennsylvania Office of Small Business Advocate.



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(8)      The total number includes the acquisition of Paxston and Crozer. NRG expects to complete these acquisitions by the end of this year.


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IX.      CONCLUSION

         WHEREFORE, for the reasons set forth above, Atlantic City Electric Company, Delmarva Power & Light Company and Conectiv Delmarva Generation, Inc. request that the Commission approve this Application and grant the relief requested herein.

                                            Respectfully submitted,



                                        BY: ____________________________________
                                            Name:  Rebecca J. Kamp
                                            Title: Attorney for the Applicants


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                                    AFFIDAVIT

         __________________________ , being duly sworn according to law, deposes and says that he is _________________________ of ______________________________;
that he is authorized to and does make this affidavit for it; and that the facts set forth above are, to the best of his knowledge, information and belief, true and correct and he expects the said ______________________________ to be able to provide the same at any hearing hereof.


                                             ___________________________________
                                             Name:



Sworn to and subscribed
before me this _____ day of
_________________, 2000


_______________________
My Commission Expires:



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                                    Exhibits

1. Purchase Agreement between Atlantic City Electric Company and NRG Energy, Inc. dated as of January 18, 2000.

A. Agreement between Delmarva Power & Light Company and NRG Energy, Inc. dated as January 18, 2000.

B. Valuation of Atlantic City Electric Company Assets and Delmarva Power and Light Company Assets

C.       Resolutions of the Board of Directors of Atlantic City Electric
         Company*

D.       Resolutions of the Board of Directors of Delmarva Power and Light
         Company*

E. Form of Transfer Agreement between Delmarva Power & Light Company and Conectiv Delmarva Generation, Inc.*

F.       Organizational Chart




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*To be provided supplementally.



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